Exhibit 1.8

Translation from Russian

REGULATION

Procedure for Approving Certain Transactions by the Board of Directors
of OAO Tatneft

This regulation regarding the Procedure for Approving Certain Transactions by the Board of Directors of OAO Tatneft (the ‘‘Regulation’’) has been developed in accordance with the resolution of the Board of Directors of OAO Tatneft of April 27, 2005, and it aims to improve the corporate governance system of OAO Tatneft.

1.	This Regulation relates to transactions of (a) OAO Tatneft, (b) its subsidiaries, and (c) other organizations controlled by OAO Tatneft, which executive bodies' decisions to perform transactions may be determined by OAO Tatneft (hereinafter jointly referred to as the ‘‘Group Companies’’ and each, including OAO Tatneft, individually referred to as a ‘‘Group Company’’), which require approval in advance by the Board of Directors of OAO Tatneft, as well as the procedure for obtaining such approval.

The list of the Group Companies subject to this Regulation is referred in Annex 1. This list should be revised from time to time depending on any changes in the structure of the Group Companies, but no less than once every three months.

2.	This Regulation does not apply to transactions of OAO Tatneft specified in clause 3 of this Regulation that constitute major transactions or interested party transactions under the Federal Law ‘‘On Joint Stock Companies’’ and the Charter of OAO Tatneft.

This Regulation applies to all other transactions specified in clause 3 of this Regulation that must also be approved by the Board of Directors or shareholders of any Group Company under applicable law and constitutive documents of such Group Company (with the exception of instances specified in the foregoing paragraph). Such transactions must be approved in accordance with the legislation applicable to the relevant Group Company, the constitutive documents of such Group Company and advance approved by Board of Directors of OAO Tatneft under this Regulation.

3.	Advance approval by the Board of Directors of OAO Tatneft is required for the following transactions made by the Group Companies or on their behalf:

a.	extension of loans or placement of funds (including deposits), as well as offering of guarantees for debt obligations (sureties, guarantees, pledges or property rights), except for transactions:

i.	the amount of liabilities under which does not, in any single transaction or group of related transactions (i.e., transactions with the same participants and with the same commercial goal, including loans extended under a single credit line, provision of various types of securities for the same debt obligation, etc.) exceed 0.5 per cent of the book value of the net assets of the Group Company according to its financial statements as of the then last financial period;

ii.	in which the borrowers or deposit-takers (or obligors under debt obligations that are guaranteed or secured) are other Group Companies, or entities, companies or organizations, the financial statements of which are consolidated with the financial statements of OAO Tatneft prepared in accordance with US Generally Accepted Accounting Principles (‘‘US GAAP’’) (the ‘‘Consolidated Organizations’’)[1] ;

iii.	that are carried out on market terms in the ordinary course of business, including commercial (trade) credits;

iv.	that represent extension of loans or bank guarantees, as well as placement of funds, by Group Companies that are credit organizations holding relevant licenses; and

v.	that represent placement of deposits with credit organizations on market terms.

b.	Acquisition of OAO Tatneft shares or derivatives and securities convertible into OAO Tatneft shares (including depositary receipts based on the OAO Tatneft ordinary shares), except for transactions connected with the ordinary business activities of a Group Company.

c.	Sale of property book value or contractual selling price of which exceeds 2% of the book value of the net assets of the Group Company according to its financial statements as of the then last financial period.

4.	In order to obtain advance approval for the transactions, an authorized representative of the executive body of the Group Company proposing the transaction or giving instructions shall send to the Secretary of the Board of Directors of OAO Tatneft a written request for an advance approval of such transaction, specifying its aim, proving its feasibility and disclosing all material terms of the proposed transaction together with appropriate documentation required for rendering an opinion whether such a transaction is subject to an advance approval under this Regulation. Documentation shall contain information confirming:

•	for the transactions referred in paragraph 3 (a)(i)—that the amount of liabilities under the transaction exceeds 0.5 per cent of the book value of the net assets of the Group Company;

•	for the transactions referred in paragraph 3 (a)(iii)—that the transaction is not carried out on market terms in the ordinary course of business;

•	for the transactions referred in paragraph 3 (a)(v)—that the placement of deposits with credit organizations is not on market terms;

5.	The Secretary of the Board of Directors of OAO Tatneft shall send such request, together with all required documentation for rendering an opinion, to the Legal Department of OAO Tatneft.

6.	The Legal Department shall, within two business days, send to the Secretary of the Board of Directors of OAO Tatneft its opinion on whether the transaction referred in the request is subject to advance approval. In case of any uncertainty, whether an entity participating in a transaction is a Group Company, the Legal Department may request the Consolidated Financial Reporting Department of OAO Tatneft to confirm it. Such information shall be provided with one business day if the request is received by 12 a.m. of the relevant day or the following business day if the request is received after 12 a.m.

7.	If the Legal Department of OAO Tatneft confirms the necessity of obtaining an advance approval, the Secretary of the Board of Directors of OAO Tatneft shall include the issue of the advance approval for the transaction on the agenda of the next meeting of the Board of Directors of OAO Tatneft.

If the Legal Department of OAO Tatneft decides that an advance approval under this Regulation is not required, the Secretary of the Board of Directors of OAO Tatneft shall not include the issue of the advance approval for the transaction on the agenda of the next meeting of the Board of Directors of OAO Tatneft. In such case, the Secretary of the Board of Directors

[1]	The list of the Consolidated Organizations may be obtained from the Consolidated Financial Reporting Department.

of OAO Tatneft shall send the person requesting an advance approval a written reply stating that such transaction does not require an approval.

8.	Upon the consideration of the written request for the approval of the transaction, the Board of Directors of OAO Tatneft shall adopt one of the following decisions:

(a) to approve the transaction;

(b)	to postpone the issue of the advance approval for the proposed transaction in connection with the absence of the information necessary for adopting a decision; or

(c) to refuse to approve the transaction.

The decision on the above issue shall be taken by a majority vote of members of the Board of Directors participating in the meeting. In the event of a tied vote of members of the Board of Directors, the Chairman of the Board of Directors shall cast the deciding vote.

9.	The decision of the Board of Directors of OAO Tatneft to approve a transaction shall be communicated to the person requesting advance approval of the transaction within one business day after its approval.

10.	The Board of Directors may initiate procedures for approval of a transaction that has been already entered into by a Group Company or on its behalf that is subject to approval in accordance with clause 3 hereof.

11.	If a transaction that is required to be approved in advance by the Board of Directors of OAO Tatneft pursuant to this Regulation was carried out without such an approval, the Secretary of the Board of Directors of OAO Tatneft shall be notified in writing in that respect. Such notification shall include all information required for a reasoned opinion of the Legal Department of OAO Tatneft and obtaining relevant approval, as provided for by this Regulation.

If the Board of Directors of OAO Tatneft decides not to approve the transaction, the Secretary of Board of Directors of OAO Tatneft shall send to the executive bodies of the Group Company that is the initiator of the transaction, a request to undertake all possible measures to terminate such a transaction, provided, however, that such termination would not lead to any losses for the Group Company.

12.	This Regulation shall come into force upon its approval by the Board of Directors of OAO Tatneft.

13.	This Regulation may be amended and/or supplemented by the decision of the Board of Directors of OAO Tatneft.

Annex 1

List of Group Companies

1.	OAO Tatneft

2.	OAO Nizhnekamskshina

3.	OOO Tatneft-Bureniye

4.	OAO Nizhnekamsky Mechanical Plant

5.	OOO Tatneft-Neftekhim

6.	OOO Tatneft-Energoservice

7.	OOO Tatneft-Active

8.	OOO Almetievsk-UTT

9.	OOO Bugulminskoye-UTT

10.	OOO Tatneft-URS

11.	OOO Tatneft-Trans

12.	Tatneft Oil AG

13.	Tatneft Europe AG

14.	Teto Finance Ltd.

15.	Colima Associated SA

16.	Explora AG

17.	ZAO Perekryvatel

18.	OAO Tatneft-Central Base for Production Servicing and Repairs of Drilling Equipment and Special Machinery

19.	OOO Tatneft-Ak Bars

20.	OOO Tatneftdor

21.	OAO Ilekneft

22.	OAO Tatneftgeophysica

23.	ZAO Insurance Company Chulpan

24.	OAO Modern Internet Technologies

25.	OOO Tatneft-Abdulino

26.	OOO Tatneft-Severny

27.	ZAO Tatneft-Samara

28.	OOO Innovatsionno-proizvodsvenny Technopark Ideya-Yugo-Vostok

29.	OAO Nizhnekamsky NPZ

30.	OAO TatNIIneftemash

31.	OOO Luch Televison Company

32.	ZAO Yarpolimermash-Tatneft

33.	OOO Saimen

34.	Partnership Tatneft, Solid & Co

35.	OOO NPP Zavod Stekloplastikovyh Trub

36.	OOO Gorisont

37.	ZAO Pioner-2000

38.	ZAO Tatarstan Innovationnaya Neftekhimicheskaya Kompaniya

39.	ZAO Abdulinskneftegaz

40.	OOO TNG-Group

41.	OOO Tatneft-Regions

42.	OOO Tatneft-Mekhservice

43.	ZAO NNPZ

44.	ZAO KalmTatneft

45.	OAO Nizhnekamsky Zavod TU

46.	OOO Tatneft-Nizhnekamskneftekhim-Oil

47.	ZAO Yambul-Oil

48.	OAO Kalmneftegaz

49.	ZAO Severgeologiya

50.	ZAO Severnefteprom

51.	Nation Non-state Pension Fund NNPF

52.	OOO Tatneft-Takaral

53.	OOO Neftestroyservice

54.	ZAO Tatoilgas

55.	ZAO Tatex

56.	OOO Zelenya Rosha Tatneft

57.	OAO Almetievsknefteproduct

58.	OAO Bavlynefteproduct

59.	OAO Zainsknefteproduct

60.	OAO Chelnynefteproduct

61.	OAO Chuvashnefteproduct

62.	OOO RV-Plast